Exhibit 99.1

Newmont Appoints Mining Veteran Chris J. Robison as Executive Vice President of Operations and Projects

DENVER, March 25, 2013 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) announced the appointment of Chris J. Robison as Executive Vice President of Operations and Projects today. Mr. Robison brings more than 32 years in the copper, gold, molybdenum, borates and talc mining sectors to his new role where he will oversee Newmont’s gold and copper asset portfolio on five continents along with the Company’s safety and security functions.

“Chris is one of the best operators in the industry and has developed a solid reputation for sustainably improving safety, costs and profitability at mining and refining operations around the world. He will be a driving force behind our efforts to improve mining fundamentals, build profitable production growth and translate that into value for our shareholders and other stakeholders,” said Gary Goldberg, Newmont’s President and Chief Executive Officer.

Mr. Robison most recently served as Chief Operating Officer for Rio Tinto Minerals where he managed a global portfolio of mines, processing and shipping facilities, and delivered significant improvements to the organization’s profitability, health and safety, environmental and quality performance. Prior to that role, he was Chief Operating Officer for U.S. Borax Inc. with responsibility for mining, refining and distribution facilities on four continents. In the copper and gold sector, Mr. Robison also previously served as Vice President and General Manager, Mining and Concentrating for Kennecott Utah Copper, with responsibility for the Bingham Canyon copper mine, the Copperton Concentrator, and Barney’s Canyon gold mine.

Mr. Robison holds a Bachelor of Science degree in Metallurgical Engineering from the University of Nevada’s Mackay School of Mines. He is also a member of the Society of Metallurgical Engineers and has served on the Board of Directors of the Utah Mining Association. He currently serves on the University of Nevada’s Mackay School of Mines Advisory Board.

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont (www.newmont.com) is one of the largest gold companies in the world. Headquartered in Colorado, the Company has approximately 40,000 employees and contractors, with the majority working at core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

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Media Contacts

Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com
Karli Anderson	303.837.6049	karli.anderson@newmont.com